Exhibit 99.1

WATERSTONE FINANCIAL, INC.

WATERSTONE BANK

11200 W. PLANK CT.

WAUWATOSA, WI 53226

Contact:

William F. Bruss

President

414.761.4100

williambruss@wsbonline.com

FOR IMMEDIATE RELEASE

WATERSTONE FINANCIAL ANNOUNCES PLANNED RETIREMENT OF DOUGLAS S. GORDON AND ELECTION OF WILLIAM F. BRUSS AS NEXT CEO

Wauwatosa, Wis. — 07/25/2023  —  Waterstone Financial, Inc. (NASDAQ: WSBF), announced today that Douglas S. Gordon has notified Waterstone of his intention to retire as Chief Executive Officer (“CEO”) of Waterstone Financial, Inc. (the “Company”) and its wholly owned subsidiary, WaterStone Bank (the “Bank”), effective December 31, 2023.  Mr. Gordon will continue to serve on the Board of Directors of the Company and the Bank.  Mr. Gordon will also continue to serve on the Board of Directors of Waterstone Mortgage, a wholly owned subsidiary of the Bank.  The Company also announced that the Boards of Directors of the Company and the Bank elected William F. Bruss, to serve as the next CEO of the Company and the Bank effective January 1, 2024.  Bruss currently serves as the President of the Company and the Bank.

“As I retire from my position as CEO of this esteemed financial institution, I am filled with a sense of gratitude and accomplishment,” said Doug Gordon, CEO. “Over the years, we have grown and expanded our operations, while remaining committed to our values of integrity, customer service, and community involvement. It has been an honor to lead such a dedicated and talented team, and I am proud of all that we have achieved together. As I move on to my Board position, I am confident that with Bill and his team, Waterstone is in good hands; and will continue to thrive and serve the financial needs of our customers”.

“On behalf of the Board of Directors and our Shareholders, I would like to thank Doug for his years of loyal service and leadership to this organization,” said Pat Lawton, Chairman of the Board.  “During his tenure, Doug led us through a successful conversion to a publicly held institution, enabling the Bank to grow from $1.4 billion to over $2.2 billion in assets and grow a mortgage banking operation that has achieved in excess of $4 billion in annual mortgage originations.  Most importantly, Doug has attracted and retained an outstanding group of leaders and staff that are dedicated to our mission.”

“I am honored to have been given the opportunity to lead Waterstone,” said Bruss. “I appreciate the confidence that Doug and the Board have shown in me. I am excited to continue our legacy of banking and supporting the communities we serve and look forward to working with our talented and dedicated Waterstone family, as we build upon the strong foundation and culture at both WaterStone Bank and Waterstone Mortgage and continue to implement our strategic plans.”

Pat Lawton said that the Board has planned for this transition for several years and that his breadth of experience at the Company, along with the leadership that he has demonstrated over the years, made Bruss the ideal successor to Gordon. “Bill has served in a variety of leadership positions with the Company and is highly respected within the organization,” said Lawton. “We are proud of what the Company has accomplished and are optimistic that the future will be even better.”

Bruss, who has been an employee of the Bank since 1997 and an executive officer of the Company since 2005, will continue to serve in the position of President of the Company and the Bank through December 31, 2023. Mr. Bruss has served in a variety of executive positions with the Company and the Bank over his tenure with the organization. Since January 2022, he has served as President of the Company and the Bank.  Prior to serving as President, Mr. Bruss served as Executive Vice President of the Company and the Bank since 2015, Chief Operating Officer from 2013 through 2022 and General Counsel and Secretary since 2005.  Bruss holds a Bachelor of Arts from St. Olaf College, and a Juris Doctor from Marquette University.

About Waterstone Financial, Inc:

Waterstone Financial, Inc. is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa/State St, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/Menomonee Falls, Greenfield/Loomis Rd, Milwaukee/Oklahoma Ave, Oak Creek/27th St, Oak Creek/Howell Ave, Oconomowoc/Lake Country, Pewaukee, Waukesha, West Allis/Greenfield Ave, and West Allis/National Ave, Wisconsin. WaterStone Bank is the parent company to Waterstone Mortgage, which has the ability to lend in 48 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.

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